UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2026

One Stop Systems, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38371	33-0885351
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2235 Enterprise Street #110
Escondido, California		92029
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 760 745-9883

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	OSS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 of this Current Report on Form 8-K (this “Current Report”) regarding the Employment Agreement and the Consulting Agreement (as defined in Item 5.02, below) is incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Agreement

On July 31, 2026, One Stop Systems, Inc. (the “Company”) entered into an amended and restated employment agreement with Robert Kalebaugh (the “Employment Agreement”), the Company’s VP of Sales in connection with his retirement. Among other things, the Employment Agreement provides for Mr. Kalebaugh's eligibility to receive a prorated annual bonus under the Company's Variable Compensation Plan upon retirement, establishes the treatment of his outstanding equity awards upon retirement, and provides that a qualifying retirement may include continued service to the Company as a consultant pursuant to a consulting arrangement. Except as modified by the Employment Agreement, the material terms of Mr. Kalebaugh's compensation and benefits remained substantially unchanged.

Consulting Agreement

Also on July 31, 2026, Mr. Kalebaugh notified the Company of his retirement from his position as VP of Sales of the Company effective as of July 31, 2026. In connection with Mr. Kalebaugh’s retirement, on July 31, 2026, the Company and Mr. Kalebaugh entered into a consulting agreement, pursuant to which Mr. Kalebaugh will serve as an independent contractor providing part-time consulting services to the Company following his retirement (the “Consulting Agreement”). The Consulting Agreement is effective as of July 31, 2026 (the “Effective Date”) and has a term through July 31, 2027 (the “Term”) and will renew for successive one year terms unless earlier terminated. The Company may terminate the Consulting Agreement at any time upon 30 days’ prior written notice to the other party. The Company or Mr. Kalebaugh may terminate the Consulting Agreement immediately for breach of the Consulting Agreement not cured within 10 business days.

Under the Consulting Agreement, Mr. Kalebaugh will provide high-level strategic counsel and other consulting services in exchange for the opportunity to receive discretionary performance-based equity awards. under the One Stop Systems, Inc. 2017 Equity Incentive Plan, as amended (the “Plan”), such achievement of strategic success to be determined by the CEO of the Company in his reasonable discretion and subject to approval by the Company’s board of directors or Compensation Committee. The Consulting Agreement provides that Mr. Kalebaugh’s outstanding unvested restricted stock awards granted under the Plan will continue to vest according to their terms and the terms of the Employment Agreement, provided that Mr. Kalebaugh continues to provide consulting services through each applicable vesting date.

The foregoing summary of the terms of the Employment Agreement and Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the Employment Agreement and Consulting Agreement, copies of which are attached as Exhibit 10.1 and Exhibit 10.2 to this Current Report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated as of July 31, 2026, between One Stop Systems, Inc. and Robert Kalebaugh.
10.2	Consulting Agreement, dated as of July 31, 2026, between One Stop Systems, Inc. and Robert Kalebaugh.
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE STOP SYSTEMS, INC.

Date:	August 5, 2026	By:	/s/ Daniel Gabel
Daniel Gabel Chief Financial Officer